Chico's FAS, Inc.	CHS	Q2 2017 Earnings Call	Aug. 30, 2017
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PARTICIPANTS

Corporate Participants

Jennifer Powers – Vice President-Investor Relations, Chico’s FAS, Inc.
Shelley G. Broader – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Other Participants

Paul Lejuez – Analyst, Citi
Kimberly Conroy Greenberger – Analyst, Morgan Stanley & Co. LLC
Dana Lauren Telsey – Analyst, Telsey Advisory Group LLC
Julie J. Kim – Analyst, Nomura Securities
Pamela Mia Quintiliano – Analyst, SunTrust Robinson Humphrey, Inc.
Gabriella Carbone – Analyst, Deutsche Bank Securities, Inc.
Janet J. Kloppenburg – Analyst, JJK Research
Roxanne Meyer – Analyst, MKM Partners LLC
Brian Jay Tunick – Analyst, RBC Capital Markets LLC
Susan K. Anderson – Analyst, FBR Capital Markets & Co.

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to the Chico’s Second Quarter 2017 Earnings Call. [Operator Instructions] All participants will be in listen-only mode. [Operator Instructions] After today’s presentation there will be an opportunity to ask questions. [Operator Instructions] Please note, this event is being recorded.

And now I would like to turn the conference over to Jennifer Powers. Ms. Powers, please go ahead.

Jennifer Powers, Vice President-Investor Relations, Chico’s FAS, Inc.

Thank you, Keith, and good morning, everyone. Welcome to Chico’s FAS second quarter earnings conference call and webcast. Joining me today at our National Store Support Center in Fort Myers are Shelley Broader, our Chief Executive Officer; and Todd Vogensen, our Chief Financial Officer.

As a reminder, any forward-looking statements that we make today are subject to risks and uncertainties, the most important of which are described in our SEC filings and in today’s earnings release.

And with that, I’ll turn it over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

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Chico's FAS, Inc.	CHS	Q2 2017 Earnings Call	Aug. 30, 2017
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Thank you, Jennifer, and good morning, everyone. As we discussed in last quarter’s call, our first half financial results fell short of the goals we set, and we are taking significant steps to improve key performance metrics in the near-term. We are focused on controlling the controllable while we are taking aggressive action to drive healthy improvements in the business. I’ll talk about some of those steps shortly.

At the same time, we are successfully executing on our strategic initiatives, and I remain confident that we are building a resilient and profitable business that will thrive in any environment.

Before I speak to the actions we are taking to improve our near-term results, I would like to reiterate why we are uniquely positioned for success. We have three powerful and differentiated brands, an enviable and loyal customer base, a strong and balanced omni-channel presence, leading industry consumer data, and a powerfully unique selling proposition.

Encouragingly, we entered the third quarter with clean inventory. Our expense management and cash flow remains strong. And in August, several key categories demonstrated increased sales, all of which give us confidence in our current direction.

Our teams are implementing the merchandise and operational initiatives that we discussed last quarter. To measure our success on these initiatives, we will evaluate a number of key performance metrics across the company, including the profitable sales growth and incremental customer generated from those initiatives.

First, Chico’s and White House Black Market each identified an opportunity to attract new customers by expanding their petite offerings and launching plus sizing. While each brand has developed their petite and plus size assortments in ways that are appropriate for their unique target customers, the high-level opportunity is similar.

For both brands, our customer research indicates that approximately one-third of our targeted customers wear petite sizes and nearly one quarter wear plus sizes. Petite sizes have been available online and in limited stores for the past year, and we have been pleased with our results.

As a result, Chico’s will expand petite to nearly 300 boutiques in the second half, up from 55 locations and White House Black Market will expand to 150 boutiques by the end of the year, up from 58 locations. And for the first time ever, both brands will be testing plus sizes online starting in the fourth quarter.

As we discussed last year, another key initiative underway is an adjustment to the cadence of our merchandise deliveries. To better align the timing of new products with the frequency of our customer shopping patterns, we have reduced the number of new floor sets by approximately 30%.

Chico’s was the first brand to implement the floor set reductions. The implementation of the strategy allows for Chico’s August delivery to remain at full price for approximately six weeks compared to four weeks last year. We are pleased to report that the revised cadence generated favorable results.

In fact, over the course of the six weeks, the floor set delivered higher AUR, greater full price sell-through and expansion in merchandise margin. White House Black Market will implement its new floor set cadence in the fourth quarter, and we look forward to sharing the results with you.

Next, our digital commerce channels continue to gain traction. With the completion of Soma in July, all three of our brands are now on the same website platform. This responsive design is providing

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faster load times, better site functionality and an increase in sales conversion and a decline in cart abandonment.

We’re also ramping up our efforts to increase digital sales at an even more robust pace through exclusive products, events and promotions. Digital commerce is an important growth opportunity for us as our customers continue to migrate towards online purchases. As we’ve said before, our digital channel is accretive to our business overall.

Sales and overall penetration from our e-commerce platform continues to increase and become a more meaningful portion of our overall business. This growth, combined with our bricks and mortar presence, provides a balanced approach to driving multi-channel customer expansion and being available to her where and when she wants to shop.

To that end, we recently expanded our omni-channel capability, expanding the endless aisle available to our customers in store with products shipped either from our distribution center or in another store.

Our elevated omni-channel capability includes faster and easier look-and-find features for our associates. And we have significantly increased available [ph] locate (06:21) inventory to satisfy the immediate needs of our customers.

Whether shift from our distribution center or another store, the expanded omni-channel capabilities are yielding strong improvements in sales, margin and inventory utilization. This functionality also continues to leverage technology in store to facilitate the seamless interaction between stores and online.

It’s important to highlight that we continue to firmly believe in our store fleet. Our bricks and mortar presence not only offers a convenience factor for returns which drive incremental sales but also provides the ability for our associates to showcase their highest level of personal service.

At a brand level, we also have several actions underway to address our near-term trend. We’re in the midst of rebalancing our assortment architecture, both at Chico’s and White House Black Market. These changes will better align to targeted shoppers needs for the fall season, and we will measure our success through the profitable sales growth within our key categories.

The Chico’s brand is returning to customer favored silhouettes including longer sleeves, adding length to both our tunics and jackets. Our customers are responding to this more flattering fit.

As an example, beginning with our fall collection, we have seen positive comp sales in jackets, a category that facilitates outfitting for our customers and represents a high AUR category.

Overall, we expect the full impact of these merchandise enhancements to be implemented by the fourth quarter. At White House Black Market, we are reemphasizing polished wear-to-work merchandise. While it is early in the season, our initial sales trends have improved. And in our most recent floor set, we’re pleased with the results.

An area of focus for White House Black Market has been driving the dress business, which has shown increasing strength over the last several quarters. Dresses have historically been the largest single category for the brand, with a distinctive design aesthetic that is the foundation for its wear-to-work assortment.

Turning to Soma. Our differentiated core intimates program continue to drive positive comps, signaling underlying brand health. Loungewear and sleepwear continue to miss our expectations in

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the second quarter. However, lounge and sleep appear to be turning the corner as the brand delivered positive comps in each of these categories in August.

Furthermore, proving the value of our focus on profitable sales. Even though comparable sales declined, in the second quarter, Soma drove its highest ever operating income, both in dollars and rate. I’m excited to announce today that we have hired Mary van Praag as the new Soma brand President.

She will start next week. Mary comes to us most recently from Perricone MD, where she was the CEO. Prior to Perricone, Mary held senior executive roles at Coty and Johnson & Johnson’s beauty division. Mary has a successful track record of operating multi-channel businesses, including online, licensing and franchising.

We look forward to leveraging her multi-channel, global and brand building expertise, along with her deep, deep understanding of our precious target customers to capitalize on Soma’s growth potential.

In conclusion, while our second quarter was challenging, the benefits from our cost reduction and operating efficiency initiatives and our proven skill in controlling inventory, advance our ability to build a resilient business that is positioned to drive strong free cash flow in any retail environment.

Our lower SG&A base has partially offset the weakness of our top line, while also enabling us to invest in our business, and to generate $248 million in free cash flow over the past year and a half. We have confidence in the numerous actions underway across the company and in our four strategic pillars.

Our foundational work continues to support efficiencies throughout our business to increase our profitability over time. To be clear, across the brand and within our shared services platform, we are intensely focused on driving better results over both the near-term and the long-term.

Now let me turn the call over to Todd for some additional perspective on our results.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.

Thanks, Shelley, and good morning, everyone. Our second quarter performance was consistent with the plans that we outlined in our first quarter call. We increased our promotional intensity to clear through spring assortments, which led to comparable sales to be down 8.4% and gross margin de-leverage of 180 basis points.

The good news, is we were successful in clearing through our spring merchandise, and we ended the quarter with clean on-hand inventory that was down 7.4% last year. Included in the 180 basis points of gross margin deleverage was a 90 basis point deleverage of occupancy costs driven by the decline in sales. However, our continued efforts to rationalize our store portfolio and aggressively renegotiate leases resulted in a year-over-year occupancy cost reduction of $4 million or 4%.

Moving to SG&A expenses. With our continued focus on cost reduction and operating efficiency initiatives, we decreased SG&A expenses by $13 million compared to last year’s second quarter. The savings were across all SG&A categories. We appropriately managed store expenses in line with our sales volumes. We improved the efficiency of our marketing spend by 15%, and we continue to deliver strong savings in our headquarter costs.

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Chico's FAS, Inc.	CHS	Q2 2017 Earnings Call	Aug. 30, 2017
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Based on top line trends, we’re prudently adjusting our outlook for the year. We expect comparable sales for the year to be down a high single-digit percentage, excluding approximately $30 million in sales during the 53rd week.

As we continue to manage inventories tightly, second half inventory receipts are planned lower than our sales estimates. This lower level of inventory receipts enables us to activate our open-to-buy model if sales trends improve.

For the year, we expect gross margin rate to decline by approximately 75 to 100 basis points. We also anticipate full year SG&A expenses to decrease by $50 million to $60 million compared to last year. We expect the level of comparable sales declines for both third quarter and fourth quarter to be consistent with first half with modest gross margin deleverage in each quarter.

To be clear, while we’re generating encouraging signs throughout the business, as Shelley discussed, we also believe that it isn’t appropriate to set expectations in line with first half trends until we see a sustained improvement in performance.

Additionally, due to our adjusted outlook for 2017, we’re pushing out our time line to achieve a double-digit operating margin. While we’re not providing revised timing, we are confident that our strategic priorities provide a clear path to our double-digit operating margin target.

Returning to our second quarter results. Our flexible and profitable operating model continues to generate positive cash flows and maintain a sound balance sheet. We ended the quarter in a strong cash position with $186 million in cash and short-term investments and $76 million in debt. Our long-standing capital allocation strategy emphasizes value-creating investments and capital returns.

In the second quarter, we repurchased 1.2 million shares for $11.2 million, and we delivered $11 million to shareholders in the form of dividends. $143 million remains outstanding under our share repurchase authorization.

Second quarter capital expenditures totaled $8.5 million, mostly comprised of investments in technology projects and existing stores. For the year, we anticipate capital expenditures of $55 million to $60 million. Included in this capital spend is the enhancement to our omni-channel capabilities that Shelley referred to as well as other projects within our digital strategy road map.

Investment in our existing stores is also an important capital expenditure to ensure our boutiques deliver the brand experience that our customers expect. Our boutiques enable associates to deliver our signature personalized customer service and remain an important complement to our digital presence in driving sales and loyalty.

Year-to-date, we’ve reinvested in 59 locations through relocations, refreshes and remodels, that we expect will elevate the brands and enhance the customer experience. As part of our ongoing strategy to improve the productivity of our fleet, we closed 10 stores during the quarter.

Through 2020, more than three quarters of our boutiques have lease actions that will allow us the opportunity to reconsider or renegotiate our lease terms. As customer’s shopping habits evolve, we will continue to optimize our store fleet.

In addition to our store rationalization plan, we announced a range of initiatives last year that we expected to deliver $100 million to $110 million of savings. We remain on track to achieve those savings.

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Chico's FAS, Inc.	CHS	Q2 2017 Earnings Call	Aug. 30, 2017
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Within SG&A and cost of goods sold, we have generated $55 million of savings related to the initiatives we announced last year. We still anticipate another $25 million of initiative savings in the second half, primarily from our supply chain initiatives and non-merchandise procurement negotiations.

Over the past six quarters, we’ve reduced our SG&A expenses by a total of $94 million year-over-year, demonstrating that we are achieving our cost target and that we also have the financial discipline to drive incremental savings across the organization.

In conclusion, improving results and enhancing shareholder value remain our priorities. We continue to believe our financial discipline and targeted investments will lead to a more flexible and profitable business.

While we’re laser-focused on our near-term initiatives to improve key performance metrics and build profitable sales growth, we’re also committed to executing against our strategic plan to build a resilient business that will thrive over the long-term.

Now I’ll turn the call back over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thanks, Todd. We know more can be done, and we are intent on further improving our business. The complementary nature of our digital commerce channels and physical stores give us an advantage in this evolving omni-channel environment.

We are making progress against our four strategic pillars, and we remain confident that these initiatives will continue to transform our business for long-term profitable growth and value creation.

Thank you so much, and I’ll turn the call back over to Jen for Q&A.

Jennifer Powers, Vice President-Investor Relations, Chico’s FAS, Inc.

Thank you, Shelley. At this time, we’d be happy to take your questions. In the interest of time and consideration to others, please limit yourself to one question. And now I’ll turn the call back over to Keith.

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Chico's FAS, Inc.	CHS	Q2 2017 Earnings Call	Aug. 30, 2017
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QUESTION AND ANSWER SECTION

Operator: Thank you. We’ll now begin the question-and-answer session. [Operator Instructions] And the first question today comes from Paul Lejuez from Citigroup.

<Q – Paul Lejuez – Citi>: Hey. Thanks, guys. You mentioned the switch on the floor set life at Chico’s, moving it to six weeks or over six weeks. And some of the better metrics like full-priced selling and merchandise margins. But I guess, it kind of amounts to maybe a less promotional spend, so I’m curious if you can talk about what the sales impact was of that change. And whatever you’re seeing there, did that drive your weaker sales guidance for the second half at all? And then just separately, curious about your mall versus off-mall performance by concept. Thanks.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thanks for the question, Paul. I’ll start just a little bit about the philosophy of that change. As we really started analyzing and understanding the art and science of the business, and really looking at the science because of our extensive customer data, we could really see when our customers were coming in and purchasing from us. The frequency in which they hit our boutiques, their penchant to buy at full price plus their penchant to buy at discount.

And what we realized through our analytics is that in many cases, with the frequency in which we were changing out full product lines, we were, in fact, competing against ourselves and having to clear product to make room for a new product. And so our confidence level in being able to hold those floor sets for a longer timeframe was really the science that we based that on. And we have been pleased with the results.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And to address your question on mall versus off-mall performance. Really, the overall sales results are fairly similar. What I would say is, as we’ve talked about, we have only about a third of our stores in malls and those tend to be A malls and B+ malls. A third are in lifestyles and a third are in strip centers. And we tend to have a customer that really does like to have the convenience factor of being able to drive up to our store, have easy accessibility and to walk right in and get the service that she’s looking for.

So because of that we do see a slightly better performance in our strip stores. But overall, what I would tell you is performance across first malls and lifestyle centers and then also across A malls, B malls and C malls, really, is fairly consistent. We are seeing a consistent sales trend across each of those. So we continue to go back and look for ways that we can emphasize that personal service, that we can optimize our real estate portfolio and all of those things are factors that lead us back to what we hope is a more productive fleet over time.

<Q – Paul Lejuez – Citi>: Thanks, guys. Good luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Okay. Thanks, Paul.

Operator: Thank you. And the next question comes from Kimberly Greenberger with Morgan Stanley.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Great. Thank you. Good morning. I wanted to know if you could give us any additional color around e-commerce sales in the quarter. And Shelley, I think you said...

<A – Todd Vogensen – Chico’s FAS, Inc.>: Looks like you’ve cut out, Kimberly.

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Chico's FAS, Inc.	CHS	Q2 2017 Earnings Call	Aug. 30, 2017
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Operator: One moment please I will reactivate her line. One moment please. Okay. Ms. Greenberger, your line is live again..

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Can you hear me?

Operator: Yes, ma’am.

<A – Todd Vogensen – Chico’s FAS, Inc.>: We can hear you now.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: I’m not sure – great – not sure what happened there. Sorry about that. E-commerce sales, you mentioned that e-commerce sales are accretive. I’m wondering if there’s any sort of order of magnitude you might be able to share with us on the level of accretion or the differential between e-commerce and store margins? And any other – sounds like e-commerce sales were a bright spot in the quarter – any other color you might be able to provide around that would be great?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So I’ll start with the accretive nature of e-commerce sales. We have a little bit different than I think a lot of folks in terms of efficiency of our fulfillment. We have a distribution center that will fulfill not only floor replenishment orders but also online orders. And that results in a very efficient fulfillment model.

In addition, we’ve been offering free shipping to our loyalty customers for a very long time now, and have figured out ways to be as efficient with that as we possibly can be.

On the other side of the coin, from a store perspective, we do offer a store bonus or store commission program that we believe is really critical to that personal service that we do offer. And so as we get incremental sales really in either channel that ends up being a neutral proposition from a profitability perspective. The incremental sales doesn’t necessarily hurt or harm either channel. And obviously, incremental sales drives incremental profitability for us. So that was what we referred to on that comment.

And then in terms of overall e-commerce sales, we mentioned that Soma had gone live this quarter with our overall website platforms. So now we have that consistent platform that does allow for faster load times, better site functionality, increased conversion and a host of other benefits. So as we look at that, not surprisingly, our e-commerce sales were up this quarter.

And as we look at it going forward, we’re obviously looking to increase omni-channel sales and we talked a little bit about that with our better easy-to-find endless aisle functionality. And so I do believe strongly those lines between what is a store sale and what is an e-commerce sale are going to continue to get very blurry over time.

And we will likely start moving towards looking at our business more holistically just because from stores, we are going to want drive e-commerce sales. And from e-commerce, we’re going to want to drive store sales. So getting into the game of segregating those out is going to be a little funky.

For now though, we can tell you, clearly, we are seeing increased volume directly online and that is the future of retail.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Great. Thank you for the color.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: Thank you.

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Chico's FAS, Inc.	CHS	Q2 2017 Earnings Call	Aug. 30, 2017
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<A – Todd Vogensen – Chico’s FAS, Inc.>: Keith, do we have you?

Operator: I’m sorry. Yes. The next question comes from Dana Telsey of Telsey Advisory.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Hi, good morning, everyone. As you think about the product changes that you’re making, whether it’s bringing some of the sleeves back to Chico’s, whether it’s work wear back to White House Black Market, where are you in that journey? And when do you expect the product assortment to be where you want?

And then you talked about marketing efficiencies. What are you seeing there? And what should we look for as changes going forward? Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: I’ll start out with the trend piece, and thank you so much for the question, Dana. We’re starting to see some success with those product gains now. We’re certainly seeing that with our jacket business at Chico’s by sort of adjusting the length of our jackets, by lengthening the sleeves of our tunics and making sure that they’re a little bit longer in length. We’re seeing that in-store now and expect most of that to be hitting in the fall.

With White House Black Market, it’s both the continuation of the trends that we are seeing. I mean, we are seeing still the seasonal details and feminine details are still trending in the business. But the idea that White House Black Market is famous for that dress business and famous for that wear to work business.

And as we’ve started to refocus and reintroduce some of those core elements back into White House, we are quite pleased with the success that we’re having with that, and we’ll be anxious to see as more of that product hits in the fall.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And then for your marketing question, Dana. So we are continuing, as we’ve discussed before, to shift from, what I’d call, more traditional marketing into more digital marketing. And just inherently that for us is a more efficient vein. And we do go back using the analytics we have. And again, we capture customer information on well over 90% of our sales. So that does give us the ability to go back and look at marketing effectiveness in a way that a lot of folks would not have, and that allows us to go back and really understand which marketing veins are driving the most profitable sales for us.

And it’s something we’ll continue to do. That is ongoing research. We are looking at how we continue to drive profitable sales, drive new customers to file. And that is an ongoing evolution that we’re continuing to analyze.

<A – Shelley Broader – Chico’s FAS, Inc.>: And I think, Dana, just to put a little color on that, too. And it’s also very much true about what Todd talked about e-commerce in the last question, is some of the benefits of running the shared service model is our ability to combine back of a house cost.

It’s why we can have the kind of e-commerce experience for our customer because it’s shared. The cost of that is shared between those three brands. And very much the same is true for marketing.

Back office marketing expense, how we look and buy print and digital, allows us to save a lot of dollars that we can spend them uniquely in the front of the house where each of those brands needs to be very unique, have very sharp brand edges. And our cash flow allows us to invest in some of those systems behind the house that allows us to be more effective with every marketing dollar.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Thank you.

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<A – Todd Vogensen – Chico’s FAS, Inc.>: Great. Thank you, Dana.

Operator: Thank you. [Operator Instructions] And our next question comes from Simeon Siegel with Nomura Instinet.

<Q – Julie Kim – Nomura Securities>: Good morning. This is Julie Kim on for Simeon. Thank you for taking our question. Could you just give more color on the drivers of the gross margin decline if the promotional activity was specific to one brand or across brands? And if we should expect similar promotional levels moving forward? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. Thanks for the question. So as we went into the quarter, I think we were pretty transparent that we had more inventory than we would have liked exiting the first quarter, and that really second quarter was going to be focused on getting ourselves back into a healthy inventory position.

And the good news is, we got to a point where our inventories were down 7.4%, and that it really sets us up for a much more success as we go into the second half. As we do go into the second half, we really are looking for our overall gross margins to be down slightly both in Q3 and Q4.

And remember, with our comps being what they are, that means there’ll likely be occupancy costs deleverage but it should also allow us to be more effective in our promotional stance. So in other words grow margin on merchandise margin, both from being more focused on promotions as well as the benefits that we should be seeing out of our supply chain initiatives. So the combination of those two really should be driving that better maintained margin result that we are looking for.

<Q – Julie Kim – Nomura Securities>: Great. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: Thank you. And the next question comes from Pam Quintiliano with SunTrust.

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: Hey, guys. Actually, I have two of them. The first one would be, can you talk a little bit about the comp progression throughout the quarter and then if the trends that you sell were similar, both online and in store?

<A – Todd Vogensen – Chico’s FAS, Inc.>: So our comp progression through the quarter, we obviously have timing of promotions and those types of things that can cause ups and downs. But generally, what I would tell you is it was relatively consistent through the quarter. In terms of online and store trends, really, same story. To the extent there are shifts in promotions that can cause ups and downs. But we did see relatively consistent performance overall across each of the months.

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: And then when you think about the in-store traffic versus the mall average, just how your store traffic was and how that compares sequentially to what you saw in 1Q?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So our store traffic, overall, was relatively consistent with Q1, maybe just a little bit better. And so, we generally see across our business that those assortments drive that customer to both our stores and online. So as we look to the second half, returning to more of those customer-favored silhouettes in Chico’s, more of the polished wear-to-work and White House are some of the things that we’re really focused on that can help buffer that traffic trend.

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: And if I could squeeze one more in. Can you just remind us of the lead times with White House Black Market and Chico’s,

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particularly as we think about rebalancing the assortment if the customer continues to respond really well to jackets or really well in the dresses, how quickly you could potentially chase into some of that strength?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So thanks for the question. And clarification, there’s really two answers to that. The first is our normal lead times, which are very consistent with overall industry probably in that nine-month-ish timeframe. But then what we’ve implemented is the ability to be much more responsive to key trends. And so to the extent we are seeing key trends in the business and we’re in a position where we can be positioning fabric up front and working with our suppliers. That does give us the ability to respond much quicker as we can go through and house the fabric there, go through cut and sew and get the products back in a position, which is really within a quarter-type of activity.

<A – Shelley Broader – Chico’s FAS, Inc.>: And it ties together, Todd, with the question from before on some of the changes that we’ve made to the cadence of our calendar. And again, sort of one of the benefits of the shared services model is combining the three entities on to sort of a common calendar allows us to leverage factories, allows us to leverage our vendor community, allows us to position fabric up front. And it gives us the time and the space within the cadence of that calendar to activate on additional chase, for example, or to go after refilling some items that have been tremendously successful.

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: Okay. Thank you so much. Best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Pam.

Operator: And the next question comes from Paul Trussell with Deutsche Bank.

<Q – Gabriella Carbone – Deutsche Bank Securities, Inc.>: Hi. This is Gabriella Carbone on for Paul. Thanks for taking our question. You just touched on this a little bit, but could you maybe give some more color around how your open to buy model has kind of changed over the past two years or so? What kind of categories does that apply the most to? Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: I’ll start and then I’ll have Todd finish up. But as we talked about it in previous quarters, too, with any fashion business, it’s that blend of, what is fashion, what is trend and what is basic. And by being more disciplined around our calendar and more disciplined in the cadence of our business, we are able to be really prudent and responsible in the level of fashion and trend that we’re procuring. And with the right time and space and dollars dedicated to open to buy and to chase, when we see and feel the winner, we can go after it right away instead of having to make that bet upfront.

<Q – Gabriella Carbone – Deutsche Bank Securities, Inc.>: Great. Thank you so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: You bet. And I’d just tack on. This is part of the supply chain initiative that we announced last year and something that we’ve been very focused on, which is providing that flexibility within our assortment. So when we talk about things like building resilient business model that’s positioned to drive strong cash flow, these are the types of things really that will enable that and things that we are very focused on at this point.

<Q – Gabriella Carbone – Deutsche Bank Securities, Inc.>: Great. Best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

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Operator: Thank you. And the next question comes from Janet Kloppenburg with JJK Research.

<Q – Janet Kloppenburg – JJK Research>: Good morning everyone.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Janet, you’re breaking up a little bit.

<Q – Janet Kloppenburg – JJK Research>: Can you hear me, Todd?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yes.

<Q – Janet Kloppenburg – JJK Research>: Todd, can you hear me?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yes, I can.

<Q – Janet Kloppenburg – JJK Research>: Great. I was just wondering on with the product flows being [Technical Difficulty] (36:55) and how you might excite her that way. And also just if you could just talk a little bit more about August and what trends you’re seeing there that are encouraging? And Todd, I just wanted to ask about your SG&A and occupancy expense cuts. Is there an opportunity for those reductions to become even greater should the top line profile of the company continue to be challenged? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: So, you might have been breaking up in the first part of your question. Let me start with...

<Q – Janet Kloppenburg – JJK Research>: I was asking, Shelley, about the level of newness, if she worries about that given the less frequent flow of product. And secondly, if she could talk a little bit more about what categories are working here in August? I know Shelley, you said something about the jackets performing better at Chico’s.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah. I’ll hit that. Great question. I’ll hit that real quick and then turn that over to Todd.

<Q – Janet Kloppenburg – JJK Research>: Okay. Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: And I know that a part of our team is listening, and they’re probably having a good chuckle at your question right now because I absolutely was concerned. Our customer loves newness and is excited by newness. And as we looked at the cadence in which she shop and the frequency of which she was in the boutique, the idea of cutting our [ph] fall (38:20) floor set certainly caused me to take a pause and say how are we going to make sure that we flow enough newness in. And in fact – but what the team has done, I think, is genius. One is they have changed the cadence of how we flow that new product into the store, and we have added a series of small and exciting fashion capsules in between those major floor set changes.

So in fact, our customer wasn’t recognizing the newness that we had in the store when we were doing sort of the curtains up and curtains down on our stage sets. And our customer wasn’t even recognizing the newness that we had. Since we have instituted the floor set candence into Chico’s and been more careful on how we flowed new product on a much more regular basis into the stores as well as adding the fashion capsules, she’s actually experiencing and seeing and recognizing newness at a greater rate. So it was an early concern of mine. But that has been mitigated by our test.

<Q – Janet Kloppenburg – JJK Research>: Great. In August, what’s happening in categories?

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<A – Shelley Broader – Chico’s FAS, Inc.>: As we discussed before, there is bright spots, really, in every branch. And just starting with Soma, the idea that our core foundations business, which is the backbone of that intimate apparel space, has continued to comp positive and perform well, is very exciting for us.

White House Black Market with its introduction of wear-to-work and a bit more structured apparel has done well. And at Chico’s, we also have a very healthy denim business. Denim is here to stay, and we have a very healthy and growing denim business at Chico’s and we’re very, very happy to see that some of the oldies and goodies are really performing. And to see something like Travelers sort of a heritage brand that’s experiencing its 30th anniversary at Chico’s really having a real renaissance, I mean, growing is also exciting for us.

<Q – Janet Kloppenburg – JJK Research>: Thanks for that color, Shelley.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And then on occupancy expenses. We continue to rationalize our store portfolio as well as looking at an appropriate rate of rent increases and overall occupancy costs. So very much looking at how we can provide more flexibility on occupancy.

One of the great things for us is having about three quarters of those leases – actually, over three quarters of those leases that are coming up for lease action by the end of 2020. That provides us an enormous amount of flexibility and leverage, and we will continue to look at how we can best take advantage of that leverage. So, yes, we are looking all the time at how we can be optimizing our occupancy expenses.

<Q – Janet Kloppenburg – JJK Research>: Thanks so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you, Janet.

Operator: Thank you. And the next question comes from Edward Yruma from KeyBanc Capital Markets.

<A – Jen Powers – Chico’s FAS, Inc.>: Ed, are you there? Keith, should we check his line?

Operator: All right. Yes, Mr. Yruma your line is live. Okay. Well, in which case we’ll move on then to Randy Konik with Jefferies. Please go ahead, Mr. Konik. All right, we’ll then move on to Roxanne Meyer with MKM Partners.

<Q – Roxanne Meyer – MKM Partners LLC>: Great. Good morning and thanks for taking my question. You’ve obviously done a terrific job with SG&A and the initiatives and delivering on those. It looks like in the back half of the year that you may be looking to achieve even greater SG&A leverage that we may have anticipated prior. So I’m just wondering, my first question is, was there additional cost savings that you’re able to recognize in the back half of the year that’s included in your guidance?

And then secondly, are you on track with CapEx? And are there any other projects that in light of first half performance you’re putting off into next year? Thanks a lot.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. Thanks, Roxanne. So in terms of SG&A, I don’t think that – so we are looking at overall expense reductions of $50 million to $60 million across the entire year. So the intent was not necessarily that we were going to be increasing SG&A leverage so much as that we’re going to continue to look for opportunities within SG&A.

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I think we’ve demonstrated that we have a high level of financial discipline that really is driving a lot of those savings. And those disciplines continue forward into the future. And it should continue to generate savings for us.

In terms of CapEx, one of the important things that really is critical for our business is making sure that we are investing in the long-term. And our capital outlook probably came down just a scooch, which is based on more so the timing of products or projects, but we continue to invest behind our digital strategies, behind making sure that our stores are delivering the experience that our customers expect.

And that perspective really is not changing. Shelley talked a lot about the fact that we are rolling out more improved omni-channel capabilities and more responsive website platform. And those projects are going to continue because we truly believe that is driving our long-term. And part of what is driving our confidence in building that long-term profitable machine that will continue to generate value.

<Q – Roxanne Meyer – MKM Partners LLC>: Okay. Great. Thanks and best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: Thank you. And the next question comes from Brian Tunick with RBC.

<Q – Brian Tunick – RBC Capital Markets LLC>: Great. Thanks. Good morning. Was hoping maybe you could just reconcile, I mean, Shelley you’ve talked a lot about some bright spots in the businesses but yet your high single-digit comp decline guidance. So – I was just curious if you could maybe talk about what categories are underperforming? If you’re being conservative? If you’re seeing something out there? Just curious if you could reconcile that.

And then maybe on the Soma profitability, you highlighted the highest margin, I believe despite the negative comps, just maybe talk about what’s happening there. Is it just the size of the business, is it scale? What allowed those margins to hit records? Thanks very much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So in terms of the outlook, and thanks for asking the question so that we could clarify. We are seeing encouraging signs as we go into August. And it does give us a lot of confidence as we look forward to the future. At the same time, we’re realistic. August is one of our smallest volume months out of the entire year.

So as we see positive signs in certain categories, that’s very different than seeing sustained company-wide performance over some of our highest volume months. So what we did is we stood back and looked at our outlook, and we wanted to provide an outlook that was consistent with how we are managing our business.

And we are managing our business very tightly, in line with those first half trends, both in terms of inventory management, in terms of expense management and in terms of how we’re overall buying our inventories. So this is more a matter of being appropriate relative to how we’re managing our business while we continue to focus on the near-term and look for opportunities to drive upside.

<A – Shelley Broader – Chico’s FAS, Inc.>: And on the Soma question, as we discussed earlier, the underlying success in Soma is in that foundation business. And that we’ve got a healthy and growing foundation business, which is a greater margin, a margin plus for us. And so the parts of the business that we’re struggling are coming in at a lower margin. And so it’s allowing that businesses to perform at that rate.

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<Q – Brian Tunick – RBC Capital Markets LLC>: And then maybe just finally on cash flow. Shelley, you highlighted that. But I guess, Todd, as we look forward, what kind of minimum, I guess, cash would you feel comfortable holding on the balance sheet as we go into next year?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So it’s something that we continually look at. You’ve seen us hold as little as about $100 million of cash and short-term investments. So that should give you an idea roughly where we’re headed. At the same time, we continue to look for ways that we are returning cash to shareholders consistent with how we’re generating cash flow. And I think we’ve generated that over time with our share repurchases and our dividends. So that will be an ongoing basis of how we look at our business. And make sure that we are generating and returning an appropriate amount of cash for our shareholders.

<Q – Brian Tunick – RBC Capital Markets LLC>: Thanks, guys and good luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thanks, Brian.

Operator: Thank you. And the next question comes from Susan Anderson with FBR Capital Markets.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Hi, good morning. Thanks for taking my question. I was wondering if maybe you can give some more color on the reason for pushing back the double-digit operating margin. Is it really just deleverage on the negative sales, which are worse than what you would have expected, and so will take longer to recover that or are there some other initiatives that are getting pushed out?

And then maybe just a quick update. I may have missed it. On the supply chain savings in the second half, if you’re still on track to meet those? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. So, in terms of the double-digit operating margin, we’ve talked about before that when we gave the target of double-digit operating margin by 2019, we pressure-tested the model and even with low single-digit negative comps, that was well within reach based on our initiatives. Now clearly, with high single-digit negative comps, that’s a little bit of a different story.

So what we are trying to be is purely just being realistic with the fact that where our sales trends have been this year, and then also taking into account the additional initiatives that are coming in. And to your point, those initiatives haven’t been forestalled, haven’t been delayed.

We are still committed to building the business for the long-term and continue to be focused on not only driving near-term results, but also making sure that we are setting ourselves up for long-term success.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Great. That’s helpful.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Okay.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Yeah. Well, I guess just one follow-up just on the sales line. Now we’re seeing I guess multiple years of sales under pressure. Maybe if you could just talk about the competitive dynamic. Is she going elsewhere? Is she going to pure online players? And I guess, how do you guys get sales back positive and start to see more consistent results?

<A – Shelley Broader – Chico’s FAS, Inc.>: As you know, we’ve got tremendous data. And so we can understand our current customer at a very nuanced level, and understand where she’s

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spending her dollars today. And she has made some shift in how she spends her dollars. And she is certainly spending them more on entertainment and spending them more on experiential aspects of her life.

And that’s the reason why we are so focused on creating an in-store experience for our customer that is special and unique. And we use the term most amazing personal service and we’re not throwing that term around lightly.

When you go into one of our boutiques, you are still greeted by a sales associate, who still assists you in shopping and procures a dressing room for you and helps you outfit as well as looking online to see if you have petite needs or plus size needs or additional color or sizes with endless aisle.

So we are really focusing on that omni experience, as well as making sure that our marketing spend is as efficient and effective as it can be. Not only by leveraging our back of the house similarities between our three brands and outlets but also by making sure that our digital dollars are not only spent on our current and existing customers and making sure that we’re reactivating anyone that hasn’t been active. But really focusing on prospecting new and exciting dynamic customers who needs aren’t being met. And so we are very, very focused on driving those top line initiatives as well as what we’ve discussed before on alternative channel opportunities for some of the iconic brands that we have at Chico’s FAS. We continue to look at licensing and the international opportunities and then look forward to sharing more on that with you later.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Great. Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: Thank you. And as there are no more questions at the present time, I would like to return the call to Jennifer Powers for any closing comments.

Jennifer Powers, Vice President-Investor Relations, Chico’s FAS, Inc.

Thank you, Keith. We apologize for any questions that we did not get to today. As always, I’m available for any follow-up if necessary.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Yeah. And in closing, thanks so much for being on the call today. And although we know we have some opportunities ahead of us, we are very excited to be in a kind of cash flow position that we’re in to be able to invest in our business not only for short-term sales driving initiatives but the long-term value creation of our business.

We love our store. We have a productive fleet. We have a lot of flexibility on our leases and we are creating a unique selling proposition with our most amazing, personal service and omni-channel capabilities in store. We’re pleased with the growth of our D-com channel, and we have some great bright spots in our merchandise and see some tremendous improvement there. So thank you for your interest today in Chico’s FAS.

Operator: Thank you. This conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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